Exhibit 99.1

Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 2nd Quarter Earnings

Ocean City, New Jersey – July 26, 2016 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,776,000, or $0.28 per diluted share, for the quarter ended June 30, 2016, as compared to $1,739,000, or $0.29 per diluted share, for the second quarter of 2015. Net income for the six months ended June 30, 2016 was $3,532,000, or $0.57 per diluted share, as compared to $3,452,000, or $0.57 per diluted share, for the same period in 2015.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of eleven full-service banking offices in eastern New Jersey.

“We are pleased to report continued strong financial performance,” said Steven E. Brady, President and CEO.   “We look forward to our recently announced affiliation with OceanFirst Financial and the strength of our combined franchise.”

Balance Sheet Review

Total assets decreased $544,000, or 0.1%, to $1,042.8 million at June 30, 2016 from $1,043.4 million at December 31, 2015. Loans receivable, net, increased $7.3 million, or 0.9%, to $791.2 million at June 30, 2016 from $783.9 million at December 31, 2015. Investments and mortgage-backed securities decreased $5.4 million, or 4.7%, to $107.6 million during the first six months of 2016. Cash and cash equivalents decreased $1.5 million, or 1.7%, to $86.2 million at June 30, 2016 from $87.7 million at December 31, 2015. Loan originations and other advances totaling $80.7 million were offset by payoffs and payments received of $73.4 million, resulting in a $7.3 million increase in the portfolio. The decrease in investments and mortgage-backed securities resulted from normal repayments, calls and maturities offset by purchases.

Deposits decreased $5.3 million, or 0.7%, to $806.7 million at June 30, 2016 from $812.0 million at December 31, 2015. Checking accounts increased $11.4 million, savings accounts increased $5.8 million, certificates of deposit increased $8.2 million and municipal deposits decreased $30.7 million at June 30, 2016 compared to December 31, 2015. Municipal deposits declined as a result of seasonal withdrawals. Total borrowings were unchanged at $105.0 million.

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Asset Quality

The provision for loan losses totaled $161,000 for the second quarter of 2016 compared to $178,000 for the second quarter of 2015 and $152,000 for the first quarter of 2016. The allowance for loan losses totaled $3.2 million, or 0.41% of total loans, at June 30, 2016 compared to $3.2 million, or 0.41% of total loans, at December 31, 2015. The Company experienced $258,000 in net charge-off activity for the first six months of 2016 as compared to $699,000 in net charge-off activity for the first six months of 2015.

Non-performing assets totaled $5.8 million, or 0.52% of total assets, at June 30, 2016, compared to $7.5 million, or 0.72% of total assets, at December 31, 2015. Non-performing assets consisted of sixteen real estate residential mortgages totaling $2.6 million, three real estate commercial mortgage totaling $705,000, one real estate construction mortgage totaling $143,000, one commercial loan totaling $41,000, five consumer equity loans totaling $237,000, three TDR non-accrual loans totaling $390,000 and nine real estate owned properties totaling $1.7 million.

Income Statement Analysis

Net interest income increased $312,000, or 4.4%, to $7.4 million for the second quarter of 2016 compared to $7.1 million in the second quarter of 2015. Net interest margin increased 12 basis points in the quarter ended June 30, 2016 to 3.28% versus 3.16% for the quarter ended June 30, 2015. On a linked-quarter basis, net interest margin increased 4 basis points from 3.24% for the quarter ended March 31, 2016. The increase in net interest income in the second quarter of 2016 compared to the second quarter of 2015 resulted from an increase in average interest-earning assets of $5.5 million and a decrease in the average cost of interest-bearing liabilities of 14 basis points offset by an increase in average interest-bearing liabilities of $10.9 million. The average yield on interest-earning assets remained stable at 3.93% over the comparable quarter.

Net interest income increased $499,000, or 3.5%, to $14.6 million for the first six months of 2016 compared to the same period in the prior year. Net interest margin increased 8 basis points for the six months ended June 30, 2016 to 3.26% versus 3.18% for the six months ended June 30, 2015. The increase in net interest income for the comparable six month period resulted from an increase in average interest-earning assets of $8.2 million and a decrease in the average cost of interest-bearing liabilities of 11 basis point to 0.82% offset by an increase in average interest-bearing liabilities of $6.7 million and a decrease of 1 basis point in the average yield on interest-earning assets.

Other income decreased $57,000 to $1.1 million and $107,000 to $2.1 million for the second quarter and first six months of 2016, respectively, compared to the same periods in 2015. The decrease in other income in the second quarter comparison resulted from decreases of $94,000 in deposit account fees, debit card commissions and other fees offset by gain on sale of investments of $37,000. The decrease in other income for the comparable six month period resulted from decreases of $144,000 in deposit account fees, debit card commissions and other fees offset by gain on sale of investments of $37,000.

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Other expenses increased $214,000, or 4.0%, to $5.6 million for the second quarter of 2015, compared to $5.4 million for the second quarter of 2015. Other expenses increased $264,000, or 2.4%, to $11.1 million for the six months ended June 30, 2015, compared to $10.8 million for the six months ended June 30, 2015. During the second quarter of 2016 increases in salaries and benefits, FDIC insurance, REO and other expenses of $263,000 were offset by decreases in occupancy and equipment and marketing expenses of $49,000. For the six months ended June 30, 2016 increases in salaries and benefits, FDIC insurance, REO and other expenses of $373,000 were offset by decreases in occupancy and equipment and marketing expenses of $109,000.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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SELECTED FINANCIAL CONDITION DATA (Unaudited)

	June 30,	December 31,
	2016	2015	% Change
	(Dollars in thousands)

Total assets	$1,042,835	$1,043,379	(0.1)%
Cash and cash equivalents	86,205	87,710	(1.7)
Investment securities	107,631	112,992	(4.7)
Loans receivable, net	791,219	783,948	0.9
Deposits	806,701	812,033	(0.7)
FHLB advances	105,000	105,000	0.0
Stockholder’s equity	115,651	111,789	3.5

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
	(In thousands, except per share and per share amounts)

Interest and dividend income	$8,830	$8,764	0.8%	$17,673	$17,551	0.7%
Interest expense	1,462	1,708	(14.4)	3,026	3,403	(11.1)
Net interest income	7,368	7,056	4.4	14,647	14,148	3.5

Provision for loan losses	161	178	(9.6)	313	331	(5.4)

Net interest income after provision for loan losses	7,207	6,878	4.8	14,334	13,817	3.7

Other income	1,076	1,133	(5.0)	2,075	2,182	(4.9)
Other expense	5,587	5,373	4.0	11,078	10,814	2.4

Income before taxes	2,696	2,638	2.2	5,331	5,185	2.8
Provision for income taxes	920	899	2.3	1,799	1,733	3.8

Net Income	$1,776	$1,739	2.1	$3,532	$3,452	2.3

Earnings per share basic	$0.29	$0.29		$0.58	$0.58
Earnings per share diluted	$0.28	$0.29		$0.57	$0.57

Average shares outstanding basic	6,140,839	5,920,475		6,134,000	5,952,732
Average shares outstanding diluted	6,249,553	6,036,007		6,242,418	6,062,866

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	Three Months Ended June 30, 2016		Three Months Ended June 30, 2015
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$791,745	4.13%	$776,880	4.21%
Investment securities	106,596	2.48%	115,966	2.02%
Total interest-earning assets	898,341	3.93%	892,846	3.93%

Interest-bearing deposits	630,418	0.41%	607,339	0.41%
Total borrowings	105,000	3.09%	117,217	3.73%
Total interest-bearing liabilities	735,418	0.80%	724,556	0.94%

Interest rate spread		3.14%		2.98%
Net interest margin		3.28%		3.16%

	Six Months Ended June 30, 2016		Six Months Ended June 30, 2015
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$790,185	4.14%	$775,426	4.22%
Investment securities	108,446	2.46%	115,004	2.09%
Total interest-earning assets	898,631	3.93%	890,430	3.94%

Interest-bearing deposits	632,544	0.42%	613,601	0.40%
Total borrowings	105,000	3.25%	117,217	3.71%
Total interest-bearing liabilities	737,544	0.82%	730,818	0.93%

Interest rate spread		3.11%		3.01%
Net interest margin		3.26%		3.18%

ASSET QUALITY DATA (Unaudited)

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,190	$3,760
Provision for loan losses	313	689

Charge-offs	(258)	(1,259)
Recoveries	–	–
Net charge-offs	(258)	(1,259)

Allowance at end of period	$3,245	$3,190

Allowance for loan losses as a percent of total loans	0.41%	0.41%
Allowance for loan losses as a percent of nonperforming loans	78.8%	56.3%

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	At June 30, 2016	At December 31, 2015
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$2,605	$2,597
Real estate mortgage - commercial	705	1,580
Real estate mortgage - construction	143	143
Commercial business loans	41	41
Consumer loans	237	601
Total	3,731	4,962
Trouble debt restructurings - nonaccrual	390	708
Total nonaccrual loans	4,121	5,670
Real estate owned	1,662	1,814
Total nonperforming assets	$5,783	$7,484
Nonperforming loans as a percent of total loans	0.52%	0.72%
Nonperforming assets as a percent of total assets	0.55%	0.72%

SELECTED FINANCIAL RATIOS (Unaudited)

	Six Months Ended June 30,
	2016	2015
Selected Performance Ratios:
Return on average assets (1)	0.67%	0.67%
Return on average equity (1)	6.19%	6.46%
Interest rate spread (1)	3.11%	3.01%
Net interest margin (1)	3.26%	3.18%
Efficiency ratio	66.25%	66.22%

--(1) Annualized.

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OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q2 2016	Q1 2016	Q4 2015	Q3 2015	Q2 2015
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$7,368	$7,279	$7,214	$7,092	$7,056
Provision for loan losses	161	152	192	165	178
Net interest income after provision for loan losses	7,207	7,127	7,022	6,927	6,878
Other income	1,076	998	1,086	1,122	1,133
Other expense	5,587	5,491	5,539	5,536	5,373
Income before taxes	2,696	2,634	2,569	2,513	2,638
Provision for income taxes	920	878	821	844	899
Net income	$1,776	$1,756	$1,748	$1,669	$1,739

Share Data:
Earnings per share basic	$0.29	$0.29	$0.29	$0.28	$0.29
Earnings per share diluted	$0.28	$0.28	$0.28	$0.27	$0.29
Average shares outstanding basic	6,140,839	6,127,162	6,109,527	6,043,604	5,920,475
Average shares outstanding diluted	6,249,553	6,235,771	6,218,480	6,145,136	6,036,007
Total shares outstanding	6,412,678	6,411,678	6,403,058	6,403,191	6,257,899

Balance Sheet Data:
Total assets	$1,042,835	$1,052,149	$1,043,379	$1,067,458	$1,019,031
Investment securities	107,631	107,625	112,992	108,151	115,564
Loans receivable, net	791,219	792,784	783,948	785,549	780,789
Deposits	806,701	818,305	812,033	832,010	779,859
FHLB advances	105,000	105,000	105,000	110,000	110,000
Subordinated debt	—	—	—	—	7,217
Stockholders’ equity	115,651	113,844	111,789	110,701	106,883

Asset Quality:
Non-performing assets	$5,783	$6,922	$7,484	$7,654	$7,579
Non-performing loans to total loans	0.52%	0.59%	0.72%	0.73%	0.82%
Non-performing assets to total assets	0.55%	0.66%	0.72%	0.72%	0.74%
Allowance for loan losses	$3,245	$3,220	$3,190	$3,116	$3,392
Allowance for loan losses to total loans	0.41%	0.41%	0.41%	0.40%	0.43%
Allowance for loan losses to non-performing loans	78.8%	69.0%	56.3%	54.2%	53.1%

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